EXHIBIT 10.8

ACCLERIZE NEW MEDIA, INC.
10% Note
Due October 25, 2007

$50,000.00                                April 25, 2007
(U.S. Dollars)
(Principal Amount)

FOR VALUE RECEIVED, Accelerize New Media, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”) with an address at 6477 Highway 93 South, Suite 303 Whitefish, Montana 59937, hereby promises to pay to Austin W. Gleason, or his, her or its registered assigns (the “Holder”), at 3918 Sunset Drive Shreveport, LA 71108 (“Holder’s Address”), upon due presentation and surrender of this 10% Note (this “Note” and, together with other 10% Notes, the “Notes”), on October 25, 2007 (the “Maturity Date”), the principal amount of Fifty Thousand dollars ($50,000.00) and accrued interest thereon as hereinafter provided.

ARTICLE I

PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

1.1 Payment of Principal and Interest. Payment of the principal and accrued interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest (computed on the basis of a 360-day year for the number of days elapsed) on the unpaid portion of said principal amount from time to time outstanding shall be paid by the Company at the rate of ten percent (10%) per annum, in like coin and currency, payable to the Holder in monthly installments beginning May 15, 2007. Interest shall accrue from the date of this Note. Both principal hereof and interest thereon are payable at the Holder’s address above or such other address as the Holder shall designate from time to time by written notice to the Company. The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by wire transfer or check, sent to the Holder’s above address or to such other address as the Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation.

ARTICLE II

MISCELLANEOUS

2.1 Default. If one or more of the following described events (each of which being an “Event of Default” hereunder) shall occur and shall be continuing,

(a) the Company shall breach, fail to perform, or fail to observe in any material respect any material covenant, term, provision, condition, agreement or obligation of the Company under this Note, and such breach or failure to perform shall not be cured within forty five (45) days after receipt of a written notice by the Company; or

(b) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, Company shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within ninety (90) days thereafter; or

(c) the Company shall have failed to pay interest and/or principal when due hereunder, and shall have failed to make such payment within forty five (45) days after receipt of a written notice by the Company of nonpayment;

then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), the Holder will provide the Company with a written notice (the “Default Notice”), advising the Company that an Event of Default has occurred and is continuing, and that if such Event of Default is not cured with in ten (10) business days, then at the option of the Holder, and in the Holder’s sole discretion, the Holder may consider the entire principal amount of this Note (and all interest through such date) due and payable in cash, without any additional presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any Note or other instruments contained to the contrary notwithstanding, and Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

2.2 Prepayment. The principal amount of this Note and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time without penalty or premium, at the discretion of the Company.

2.3 Rights Cumulative. The rights, powers and remedies given to the Holder under this Note shall be in addition to all rights, powers and remedies given to it by virtue of any document or instrument executed in connection therewith, or any statute or rule of law.

2.4 No Waivers. Any forbearance, failure or delay by the Holder in exercising any right, power or remedy under this Note, any documents or instruments executed in connection therewith or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

2.5 Amendments in Writing. No modification or waiver of any provision of this Note, or any documents or instruments executed in connection therewith shall be effective unless it shall be in writing and signed by the Company and the Holder, and any such modification or waiver shall apply only in the specific instance for which given.

2.6 Governing Law. This Note and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the State of New York, without regard to such State’s rules of conflicts of laws.

2.7 Notices. Any notice required or given with respect to this Note shall be valid and effective when delivered (i) by registered or U.S. post office stamped certified mail, (ii) by a nationally recognized overnight air courier, or (iii) by hand, in all cases to the respective addresses listed above.

2.8 Mutilated, Lost, Stolen or Destroyed Note. In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for the Note, mutilated, lost, stolen or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of a sworn affidavit or other evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it.

IN WITNESS WHEREOF, Accelerize new Media, Inc. has caused this Note to be duly executed and delivered as of the date first above written.

ACCELERIZE NEW MEDIA, INC.

By: /s/ Brian Ross
Name: Brian Ross
Title: President, Chief Executive Officer, Treasurer and Secretary